EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Academy Funds Trust and to the use of our report dated February 28, 2014 on the financial statements and financial highlights of the Innovator Matrix Income Fund, a series of shares of Academy Funds Trust.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 29, 2014